                                                                       EXHIBIT 4

EXCERPTS FROM PROXY STATEMENT FOR 2001 ANNUAL MEETING OF STOCKHOLDERS OF NRG, DATED APRIL 26, 2001

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Bylaws of the Company provide that the Board of Directors of the Company is to consist of one or more members, with such number to be determined from time to time by resolution of the Board. The Board of Directors, by resolution, has currently determined this number to be nine. As such, the following nine individuals are the nominees to be elected to the Board of Directors to serve until the Annual Meeting of Stockholders in the year 2002 and until their successors are elected and qualified: David H. Peterson, Pierson M. Grieve, Luella G. Goldberg, William A. Hodder, Wayne H. Brunetti, James J. Howard, Gary R. Johnson, Richard C. Kelly and Edward J. McIntyre. Each of these nominees is currently a director of the Company whose term is scheduled to expire at the Annual Meeting.

     Each of the nominees has indicated a willingness to serve. Should any of the nominees become unavailable prior to the Annual Meeting, your proxy will be voted for such person or persons as recommended by a proxy committee appointed by the Board.

     Any stockholder may make recommendations for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to James J. Bender, Vice President, General Counsel and Corporate Secretary, 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota, 55402.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTOR MEETINGS

     In 2000, there were 16 meetings of the Board of Directors of the Company. The Compensation and Audit Committees of the Board of Directors of the Company met 6 and 3 times, respectively, during 2000. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served during 2000.

  COMMITTEES OF THE NRG ENERGY BOARD OF DIRECTORS

     There are two committees of the Board of Directors of the Company whose duties and responsibilities are described below.

NAME OF COMMITTEE AND MEMBERS           FUNCTIONS OF THE COMMITTEE
-----------------------------           --------------------------
Compensation                            - Review the Company's compensation policies
  Pierson M. Grieve(1)                  - Review the form and amount of compensation paid to the
  James J. Howard                         members of the Board of Directors and to key senior
  William A. Hodder                       executives of the Company
  Richard C. Kelly                      - Administer executive annual and long-term incentive plans, as delegated by the Board of Directors
Audit                                   - Review auditing activities of internal and external
  William A. Hodder(1)                  Auditors
  Pierson M. Grieve                     - Review financial reporting, internal controls and
  Luella G. Goldberg                    accounting policies and practices
                                        - Review matters affecting protection and recovery of assets of the Company

---------------

(1) Chairperson

     For purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 2.9 of the NRG Energy, Inc. 2000 Long-Term Incentive Compensation Plan (the "2000 Plan"), the Board of Directors has established a subcommittee of the Compensation Committee to administer the 2000 Plan (the "Incentive Plan Subcommittee"). The Incentive Plan Subcommittee consists of Pierson M. Grieve and William A. Hodder, each of whom are "outside directors" within the meaning of Section 162(m) of the Code and "non-employee" directors within the meaning of Rule 16b-3 of the Exchange Act. The Incentive Plan Subcommittee did not meet in 2000.

DIRECTOR COMPENSATION

     The Company does not award directors who are also employees of the Company or employees of Xcel Energy any separate compensation or other consideration, direct or indirect, for service as a director. During 2000, directors not employed by the Company or Xcel Energy ("Non-Employee Directors") received annual fees of $30,000 plus $1,000 for each Board of Directors meeting attended in person, $800 for each committee meeting attended in person and reasonable travel expenses. Committee chairs received an additional $200 per meeting attended in person. Non-Employee Directors participating in meetings of the Board of Directors or a committee by telephone received 50% of such meeting fees.

     In connection with the Company's initial public offering, each of the Non-Employee Directors received a grant of stock options to purchase 5,000 shares of Common Stock pursuant to the 2000 Plan at an exercise price equal to $15, the initial public offering price of a share of Common Stock. Such options will vest in four equal annual installments, beginning on the second anniversary of the date of each such grant. The Company expects that it will, on an annual basis, grant stock options to Non-Employee Directors for the purchase of 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of such grant, pursuant to the 2000 Plan.

     Each of the Non-Employee Directors participates in the Company's Independent Director Deferral Plan (the "Deferral Plan"). The Deferral Plan allows Non-Employee Directors to defer all or a portion of his or her annual fees, meeting fees and other fees paid in connection with service on the Board of Directors to a cash deferral account, a stock unit account or a combination of such accounts. The Deferral Plan provides for a 20% premium on fees deferred into a stock unit account. Fees deferred under the Deferral Plan are paid out in cash upon the retirement of the Non-Employee Director from service on the Company's Board of Directors or upon two payout commencement dates other than retirement, as determined by the Non-Employee Director. Payout of fees deferred under the Deferral Plan are made in installments, with a minimum of two and maximum of ten such installments, or in a lump sum.

     Each of the Company's directors has an indemnification agreement that entitles him or her to indemnification for claims asserted against them in their capacity as directors to the fullest extent permitted by Delaware law.

                 BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
                            AND CLASS A COMMON STOCK

     The following table lists the beneficial ownership of Common Stock and Class A Common Stock owned as of March 15, 2001, by (i) the directors and nominees of the Company, (ii) the executive officers named in the Summary Compensation Table that follows and (iii) all the directors and executive officers of the Company as a group. The following table also lists the beneficial ownership of Common Stock and Class A

Common Stock owned as of March 15, 2001 by each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock and Class A Common Stock.

                                                               NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                 CLASS OF STOCK      BENEFICIALLY OWNED(1)   PERCENT OF CLASS
------------------------              --------------------   ---------------------   ----------------
David H. Peterson...................          Common Stock            150,506(2)             *
Pierson M. Grieve...................          Common Stock             38,100                *
Luella G. Goldberg..................          Common Stock              5,000                *
William A. Hodder...................          Common Stock             15,000                *
Wayne H. Brunetti...................          Common Stock              2,500                *
James J. Howard.....................          Common Stock              1,000                *
Gary R. Johnson.....................          Common Stock                 --               --
Richard C. Kelly....................          Common Stock              1,000                *
Edward J. McIntyre..................          Common Stock              1,000                *
Craig A. Mataczynski................          Common Stock             27,826(3)             *
John A. Noer........................          Common Stock                600                *
James J. Bender.....................          Common Stock             25,750(4)             *
Leonard A. Bluhm....................          Common Stock             45,390(5)             *
Xcel Energy Inc.(6).................          Common Stock                 --(7)            --
                                      Class A Common Stock        147,604,500              100%(8)
Massachusetts Financial Services
  Company(9)........................          Common Stock          2,198,500(10)          6.8%
Directors and executive officers as
  a group...........................          Common Stock            378,762(11)            *

---------------

 (1) The number of shares beneficially owned by each person or entity is determined under the rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any shares: (a) to which such person or entity has sole or shared voting power or investment power and (b) that such person or entity has the right to acquire within 60 days through the exercise of stock options or other similar rights. Unless otherwise indicated, each person or entity has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

 (2) Includes 144,506 shares subject to options that are exercisable within 60 days.

 (3) Includes 25,826 shares subject to options that are exercisable within 60 days.

 (4) Includes 24,650 shares subject to options that are exercisable within 60 days and 100 shares owned by Mr. Bender's wife. Mr. Bender disclaims beneficial ownership of the shares owned by his wife.

 (5) Includes 43,690 shares subject to options that are exercisable within 60 days.

 (6) The address for Xcel Energy Inc. is 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota, 55402-2023.

 (7) Pursuant to an option agreement, which is more fully described below under the heading "Relationships and Related Transactions," Xcel Energy and its affiliates have a continuing option to purchase shares of Common Stock to the extent necessary to maintain or restore an ownership percentage of 80% of the outstanding shares of Common Stock and Class A Common Stock on a combined basis.

 (8) Xcel Energy currently owns an approximate 74% interest in the Common Stock and Class A Common Stock of the Company on a combined basis, which represents 96.7% of the total voting power of the Common Stock and Class A Common Stock on a combined basis.

 (9) The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts, 02116.

(10) Based on the Schedule 13G filed with the SEC on February 12, 2001.

(11) Includes 296,062 shares subject to options that are exercisable within 60 days.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, for the individual who served as the Company's Chief Executive Officer during 2000 and each of the four next most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                  -------------------------------------   ---------------------------------------
                                                                                   AWARDS               PAYOUTS
                                                                          -------------------------   -----------
           (a)             (b)       (c)          (d)          (e)            (f)           (g)           (h)           (i)
                                                                                          NUMBER
                                                                                            OF
                                                                                        SECURITIES
                                                              OTHER       RESTRICTED    UNDERLYING
                                                              ANNUAL         STOCK        OPTIONS                    ALL OTHER
NAME AND                                                   COMPENSATION     AWARDS       AND SARS        LTIP       COMPENSATION
PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)      ($)(1)          ($)           (#)       PAYOUTS ($)       ($)
------------------         ----   ----------   ---------   ------------   -----------   -----------   -----------   ------------
David H. Peterson........  2000    397,340      474,000       28,678           0          120,000      1,212,067       22,923(3)
Chairman, President &      1999    367,992      192,970        6,131           0                0        155,995       33,201
Chief Executive Officer    1998    345,826      290,220        4,922           0                0          7,724       17,777
Craig A. Mataczynski.....  2000    278,340      276,500        6,303           0           60,000        186,250        3,059(4)
Senior Vice President --   1999    246,250      150,000        4,706           0                0         15,533       15,251
North America              1998    192,091      118,627        3,871           0                0          2,538        5,832
John Noer(2).............  2000    259,992      256,750        6,554           0           60,000              0        2,464(5)
Senior Vice President --   1999          0            0            0           0                0              0            0
Worldwide Operations       1998          0            0            0           0                0              0            0
James J. Bender..........  2000    256,242      256,750        7,131           0           60,000        186,636        2,609(6)
Vice President &           1999    213,746      100,000        6,528           0                0         19,729        6,172
General Counsel            1998    198,758      108,892        7,331           0                0          4,810       49,491
Leonard A. Bluhm.........  2000    204,175      202,438        8,508           0           60,000        391,887        2,467(7)
Executive Vice President
&                          1999    194,590       72,150        5,265           0                0         50,489       12,814
Chief Financial Officer    1998    189,174       66,500        5,156           0                0          3,172        5,060

---------------

(1) Represents amounts reimbursed during the fiscal year for the payment of taxes on fringe benefits.

(2) Mr. Noer was hired on January 1, 2000. Prior to such date, Mr. Noer was employed by NSP.

(3) Includes $7,000 of universal life insurance premiums; $13,478 of imputed income on life insurance; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $266 of deferred compensation excess. Does not include $5,789 of incentive pension make-up earned in 1999 and paid in 2000.

(4) Includes $384 of term life insurance premiums; $1,226 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $549 of deferred compensation excess. Does not include $4,500 for incentive pension make-up earned in 1999 and paid in 2000.

(5) Includes $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $2,464 of deferred compensation excess. Does not include $1,320 for incentive pension make-up earned in 1999 and paid in 2000.

(6) Includes $318 of term life insurance premiums; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $112 of deferred compensation excess. Does not include $3,000 for incentive pension make-up earned in 1999 and paid in 2000.

(7) Includes $288 of term life insurance premiums; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; and $900 of matching contributions to the NSP Retirement Savings Plan. Does not include $2,165 for incentive pension make-up earned in 1999 and paid in 2000.

                              PENSION PLAN TABLES

     The Company participates in Xcel Energy's noncontributory, defined benefit pension plan. Such plan covers substantially all of the Company's employees. As of January 1, 1999, the pension benefit formula that applies to the Named Executive Officers was changed and each Named Executive Officer, together with all other affected nonbargaining employees, was given an opportunity to choose between two retirement programs, the traditional program and the pension equity program. Messrs. Peterson, Bluhm and Noer have selected the traditional program and Messrs. Mataczynski and Bender have selected the pension equity program.

     Under the traditional program applicable to certain of the Named Executive Officers, the pension benefit is computed by taking the highest average compensation below the integration level times 1.1333% plus the highest average compensation above the integration level times 1.6333%. The result is multiplied by credited service. The integration level is one-third of the social security wage base. The annual compensation used to calculate average compensation is base salary for the year. After an employee has reached 30 years of service, no additional years of service are used in determining the pension benefit under the traditional program. The benefit amounts under the traditional program are computed in the form of a straight-life annuity.

     Under the pension equity program applicable to certain of the Named Executive Officers, the formula for determining the pension benefit is average compensation times credited years of service times 10%. The annual compensation used to calculate average compensation is base salary for the year plus bonus compensation paid in that same year. There is no maximum on the number of years of service used to determine the pension benefit. The benefit amounts under the pension equity program are computed in the form of a lump sum.

     Both programs feature a cash balance side account, which credits $1,400 plus interest annually. The opening balance as of January 1, 1999 was $1,400, multiplied by years of service.

     The employment agreement between Mr. Peterson and the Company, a more detailed description of which is set forth below, provides that Mr. Peterson will receive the accumulated value of his pension payments had he begun payments at his earliest retirement eligibility. Additionally, the employment agreement provides that, in the event that Mr. Peterson elects a lump sum payment, the value of his benefits will be calculated based on both his and his spouse's mortality, subject to certain financial performance measures. Such calculation of benefits is different from the single mortality basis used for other employees.

     The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the traditional program applicable to certain of the Named Executive Officers:

                                    ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                                                        YEARS OF SERVICE
AVERAGE COMPENSATION             --------------------------------------------------------------
(LAST 4 YEARS)                      5         10         15         20         25         30
--------------------             -------   --------   --------   --------   --------   --------
  $   50,000...................  $ 4,500   $  9,000   $ 13,500   $ 19,000   $ 25,000   $ 31,500
     100,000...................    8,500     17,000     25,500     35,000     45,500     56,000
     150,000...................   12,500     25,000     38,000     51,500     66,000     80,500
     200,000...................   16,500     33,500     50,000     68,000     86,500    105,000
     250,000...................   21,000     41,500     62,500     84,000    107,000    129,500
     300,000...................   25,000     49,500     74,500    100,500    127,500    154,000
     350,000...................   29,000     58,000     87,000    117,000    147,500    178,500
     400,000...................   33,000     66,000     99,000    133,000    168,000    203,000
     450,000...................   37,000     74,000    111,500    149,500    188,500    227,500
     500,000...................   41,000     82,500    123,500    166,000    209,000    252,000
     550,000...................   45,500     90,500    136,000    182,000    229,500    276,500
     600,000...................   49,500     98,500    148,000    198,500    250,000    301,000
     650,000...................   53,500    107,000    160,500    215,000    270,000    325,500
     700,000...................   57,500    115,000    172,500    231,000    290,500    350,000
     750,000...................   61,500    123,000    185,000    247,500    311,000    374,500
     800,000...................   65,500    131,500    197,000    264,000    331,500    399,000
     850,000...................   70,000    139,500    209,500    280,000    352,000    423,500
     900,000...................   74,000    147,500    221,500    296,500    372,500    448,000
     950,000...................   78,000    156,000    234,000    313,000    392,500    472,500
   1,000,000...................   82,000    164,000    246,000    329,000    413,000    497,000
   1,050,000...................   86,000    172,000    258,500    345,500    433,500    521,500
   1,100,000...................   90,000    180,500    270,500    362,000    454,000    546,000
   1,150,000...................   94,500    188,500    283,000    378,000    474,500    570,500
   1,200,000...................   98,500    196,500    295,000    394,500    495,000    595,000

     The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the pension equity program applicable to certain of the Named Executive Officers if paid in the form of a straight-line annuity:

                                    ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                                                        YEARS OF SERVICE
AVERAGE COMPENSATION             --------------------------------------------------------------
(LAST 4 YEARS)                      5         10         15         20         25         30
--------------------             -------   --------   --------   --------   --------   --------
  $   50,000...................  $ 3,500   $  7,000   $ 11,000   $ 15,500   $ 20,500   $ 26,500
     100,000...................    6,000     12,000     18,500     25,500     33,000     41,500
     150,000...................    8,500     17,000     26,000     35,500     46,000     57,000
     200,000...................   11,000     22,000     33,500     45,500     58,500     72,000
     250,000...................   13,500     27,000     41,500     56,000     71,000     87,000
     300,000...................   16,000     32,500     49,000     66,000     83,500    102,500
     350,000...................   18,500     37,500     56,500     76,000     96,500    117,500
     400,000...................   21,000     42,500     64,000     86,000    109,000    133,000
     450,000...................   23,500     47,500     71,500     96,500    121,500    148,000
     500,000...................   26,000     52,500     79,500    106,500    134,500    163,000
     550,000...................   28,500     57,500     87,000    116,500    147,000    178,500
     600,000...................   31,000     62,500     94,500    127,000    159,500    193,500
     650,000...................   33,500     67,500    102,000    137,000    172,500    208,500
     700,000...................   36,000     73,000    109,500    147,000    185,000    224,000
     750,000...................   39,000     78,000    117,000    157,000    197,500    239,000
     800,000...................   41,500     83,000    125,000    167,500    210,500    254,500
     850,000...................   44,000     88,000    132,500    177,500    223,000    269,500
     900,000...................   46,500     93,000    140,000    187,500    235,500    284,500
     950,000...................   49,000     98,000    147,500    197,500    248,500    300,000
   1,000,000...................   51,500    103,000    155,000    208,000    261,000    315,000
   1,050,000...................   54,000    108,000    163,000    218,000    273,500    330,500
   1,100,000...................   56,500    113,500    170,500    228,000    286,500    345,500
   1,150,000...................   59,000    118,500    178,000    238,000    299,000    360,500
   1,200,000...................   61,500    123,500    185,500    248,500    311,500    376,000

     The approximate credited years of service as of December 31, 2000, for the Named Executive Officers were as follows:

Mr. Peterson................................................  36.83
Mr. Mataczynski.............................................  18.42
Mr. Noer....................................................  31.67
Mr. Bender..................................................   5.33
Mr. Bluhm...................................................  29.42

                             EMPLOYMENT AGREEMENTS

DAVID H. PETERSON EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with Mr. Peterson which provides that Mr. Peterson will be employed as the Company's highest level executive officer. The term of the agreement expires June 27, 2004. During the term of the agreement, Mr. Peterson's base salary will be reviewed at least annually by the Compensation Committee of the Board of Directors for possible increase. The agreement provides that Mr. Peterson will receive retirement and welfare benefits no less favorable than those provided to any other officer of the Company. In addition, the agreement provides for participation in a supplemental executive retirement plan such that the aggregate value of the retirement benefits that Mr. Peterson and his spouse will receive at the end of the term of the agreement under all of the Company's defined benefit pension plans and those of the Company's affiliates will not be less than the aggregate value of the benefits he would have received had he continued, through the end of the term of the agreement, to participate in the NSP Deferred Compensation Plan, the NSP Excess Benefit Plan and the NSP Pension Plan. Such retirement benefits include amounts to compensate Mr. Peterson for the monthly defined benefit payments he would have received during the term of the agreement and prior to the date of his termination of employment if monthly benefit payments had commenced following the month in which he first became eligible for early retirement under the Xcel Energy Pension Plan.

     The agreement also provides for certain additional benefits to be paid upon Mr. Peterson's death. If Mr. Peterson's employment is terminated by the Company without cause, or by Mr. Peterson with good reason, in each case as defined in the agreement, Mr. Peterson will continue to receive his salary, bonus at the greater of target bonus or actual bonus for the last plan year prior to termination, incentive compensation with cash replacing equity based awards and benefits under the agreement as if he had remained employed until the end of the term of the agreement and then retired, at which time he will be treated as eligible for retiree welfare benefits and other benefits provided to the retired senior executives. However, if the termination of employment is a result of a change of control, as defined in the Equity Plan, the compensation and benefits will be continued for the longer of 30 months or through the end of the employment period.

     In accordance with the terms of the agreement, Mr. Peterson has agreed not to compete with the business of the Company during the period of his employment and for one year after his termination or resignation. Mr. Peterson has also agreed not to solicit any of the Company's customers for any business purpose that competes with the Company's business during the period of his employment or two years after his termination or resignation. Finally, during the period of his employment and for two years after his termination or resignation, Mr. Peterson has agreed not to disclose any of the Company's confidential information to any person not authorized by the Company to receive such confidential information.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was initially incorporated in Minnesota in 1989, and was reincorporated in Delaware in 1992, as a wholly owned subsidiary of NSP. The Company became publicly traded on May 31, 2000. In August 2000, NSP merged with NCE to form Xcel Energy. Following the completion in March 2001 of a public offering by the Company of 18.4 million shares of Common Stock (the "March 2001 Offering"), Xcel Energy owns an approximate 74% interest in the Common Stock and Class A Common Stock of the Company on a combined basis, representing 96.7% of the total voting power of the Common Stock and Class A Common Stock on a combined basis. In addition, 4 directors of the Company are executive officers of Xcel Energy.

     The Company and Xcel Energy have entered into material transactions and agreements with one another and are expected to enter into material transactions and agreements from time to time in the future. Material agreements and transactions currently existing or currently proposed between the Company and Xcel Energy are described below.

OPERATING AGREEMENTS

     The Company has two agreements with Xcel Energy for the purchase of thermal energy. Under the terms of the agreements, Xcel Energy charges the Company for certain incremental costs, including fuel, labor, plant maintenance and auxiliary power, incurred by Xcel Energy to produce thermal energy. The Company paid $5.5 million in 2000 under these agreements. One of the agreements expires on December 31, 2002, and the other expires on December 31, 2006.

     The Company has a renewable 10-year agreement with Xcel Energy, expiring on December 31, 2001, whereby Xcel Energy agrees to purchase refuse-derived fuel for use in certain of its boilers, and the Company agrees to pay Xcel Energy an incentive fee to use refuse-derived fuel. Under this agreement, the Company received from Xcel Energy $1.5 million in 2000, and the Company paid to Xcel Energy $2.8 million in 2000.

     The Company has entered into an operation and maintenance agreement with Xcel Energy with respect to its Elk River and Becker facilities, under which the Company receives a base management fee and is reimbursed for costs it incurs. The operation and maintenance agreement also provides for a management incentive fee payable to the Company, based upon the financial performance of the facilities. The Company earned a total management fee, in addition to reimbursed expenses, of $2.3 million in 2000. This agreement expires on December 31, 2003.

     The Company and Xcel Energy are in the final stages of negotiating an asset purchase agreement for the sale of the Elk River and Becker facilities by Xcel Energy to the Company. Such transaction has been approved by the boards of directors of both the Company and Xcel Energy. Once executed, the asset purchase agreement will be filed by Xcel Energy with the Minnesota Public Utilities Commission for approval. The closing on the transaction may not take place unless and until such approval is obtained.

ADMINISTRATIVE SERVICES AGREEMENT

     The Company has entered into an agreement with Xcel Energy to provide for the reimbursement of actual administrative services that each of the companies provide to one another at an at-cost basis plus a 1% fee to cover handling costs, working capital requirements and other miscellaneous costs. Services provided by Xcel Energy to the Company are provided at the Company's request and primarily include services related to benefits administration and engineering support. Employees of the Company participate in certain employee benefit plans of Xcel Energy. The Company paid Xcel Energy $4.7 million in 2000, as reimbursement for the cost of services provided.

TREECYCLE AGREEMENT

     In early 2001, a wholly-owned subsidiary of the Company, NRG Processing Solutions LLC ("NRG PS"), entered into agreements with Xcel Energy to provide for the assignment by Xcel Energy to NRG PS of various leases and contracts with respect to Xcel Energy's Treecycle business unit. The Treecycle operation manages wood waste from Xcel Energy's line-clearance operations in the Minneapolis and St. Paul metropolitan area. In conjunction with this transfer, the Company and Xcel Energy have also entered into a one-year processing agreement whereby NRG PS agreed to process Xcel Energy's wood waste until December 31, 2001, for a minimum fee of $500,000. Such agreements were approved by the Minnesota Public Utilities Commission in April 2001.

TAX ALLOCATION AGREEMENT

     The Company was formerly a member of Xcel Energy's consolidated tax group for United States federal income tax purposes. Following the completion of the March 2001 Offering, Xcel Energy owns equity securities representing less than 80% of the Company's value and, accordingly, the Company is no longer a member of Xcel Energy's consolidated tax group. The responsibility for payment of taxes and the allocation between Xcel Energy and the Company of tax benefits and liabilities was previously governed by a tax sharing agreement between the Company and Xcel Energy. Such tax sharing agreement was replaced by a tax allocation agreement, which became effective as of December 2000, that formalizes the various practices which arose under the previous tax sharing agreement and reflects the change in the Company's status from a wholly-owned subsidiary of Xcel Energy to a majority-owned subsidiary.

OPTION AGREEMENT

     The Company has entered into an option agreement with Xcel Energy under which the Company has granted to Xcel Energy and its affiliates a continuing option to purchase additional shares of Common Stock. In the event that the Company issues equity securities, Xcel Energy and its affiliates may exercise options to purchase shares of Common Stock to the extent necessary to maintain or restore an ownership percentage of 80% of the outstanding shares of Common Stock and Class A Common Stock on a combined basis. Such

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option agreement expires if and when Xcel Energy and its affiliates beneficially own less than 30% of the outstanding Common Stock and Class A Common Stock on a combined basis.

     Following the March 2001 Offering, Xcel Energy's ownership in the Company was reduced to approximately 74% of the outstanding shares of Common Stock and Class A Common Stock on a combined basis. Xcel Energy waived its rights under such option agreement in connection with the March 2001 offering.

REGISTRATION RIGHTS AGREEMENT

     The Company has entered into a registration rights agreement with Xcel Energy, under which the Company has agreed to register the shares of Common Stock issuable upon conversion of shares of Class A Common Stock held by Xcel Energy and its affiliates under the following circumstances:

     - Demand Rights. Upon the written request of Xcel Energy, the Company will register shares of Common Stock held by Xcel Energy and its affiliates specified in its request for resale under an appropriate registration statement filed and declared effective by the SEC. Xcel Energy may make a demand so long as:

      - it requests registration of shares with an anticipated aggregate offering price of at least $20 million;

      - it has made no more than four such previous requests;

      - the Company has not completed a registered offering of Common Stock within the last 180 days; and

      - the Chief Executive Officer of the Company has not determined it advisable to delay the offering for a period of up to 180 days, which determination may only be made once every twelve months.

     - Piggyback Rights. If at any time the Company registers newly issued shares of Common Stock or registers outstanding shares of Common Stock for resale on behalf of any holder of Common Stock, Xcel Energy and its affiliates may elect to include in such registration any shares of Common Stock it holds. If the offering is an underwritten offering, the managing underwriter may exclude up to 75% of the shares of Xcel Energy and its affiliates if market factors dictate, but only if Xcel Energy and its affiliates is not exercising a demand right, described above, and only if all other shares being sold by other stockholders are excluded first.

     - Lockup. In consideration for these registration rights, Xcel Energy and its affiliates agreed not to sell shares of Common Stock for a period of 180 days from the date of the Company's initial public offering.

     - Termination. The registration rights agreement will terminate upon the earlier of seven years from the date of the agreement or the date on which all remaining shares of Common Stock held by Xcel Energy and its affiliates, or issuable to Xcel Energy and its affiliates upon conversion of Class A Common Stock, may be sold in any 90-day period in compliance with Rule 144 under the Securities Act.

Xcel Energy waived its rights under such registration rights agreement in connection with the March 2001 Offering.

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